UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 9, 2014

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6640 W. 143rd Street, Suite 200 Overland Park, Kansas	66223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 9, 2014, the Board of Directors (the “Board”) of Tallgrass MLP GP, LLC (the “General Partner”), the general partner of Tallgrass Energy Partners, LP (the “Partnership”), appointed Gary D. Watkins as Vice President and Chief Accounting Officer and the principal accounting officer of the General Partner. Effective simultaneously with Mr. Watkins’ appointment, Gary J. Brauchle will no longer serve as the principal accounting officer of the General Partner, but will continue to serve as the principal financial officer.

Mr. Watkins, age 42, previously served as Vice President, Controller and principal accounting officer of DCP Midstream Partners, LP and DCP Midstream, LLC from May 2011 until April 2014. Prior to that, Mr. Watkins had held the positions of Senior Director—Marketing Accounting and Director of Corporate Accounting with DCP Midstream, LLC. Prior to joining DCP Midstream, LLC in November 2004, Mr. Watkins held various positions of increasing responsibility at Advanced Energy Industries, Inc. Mr. Watkins also served in the Denver offices of Arthur Andersen LLP and KPMG LLP from 1996 through 2002.

Mr. Watkins does not have an employment agreement with the General Partner or the Partnership. In connection with his appointment, Mr. Watkins was granted 25,000 Equity Participation Units (“EPUs”) under the Tallgrass MLP GP, LLC 2013 Long-Term Incentive Plan. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Watkins and any director, executive officer or person nominated to be a director or executive officer of the General Partner. Mr. Watkins is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

	By:	Tallgrass MLP GP, LLC
its general partner

Date: April 9, 2014	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer